EXHIBIT 12.2

          TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                     COMPUTATION OF RATIO OF INCOME TO
           COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                (unaudited)

                        (In millions except ratio)



                                                        Six Months
                                                           Ended
                                                         June 28,
                                                           1997
Fixed charges:
  Interest expense                                         $363
  Distributions on preferred securities of subsidiary       13
   trust, net of income taxes
  Estimated interest portion of rents                       18

    Total fixed charges                                    $394



Income:
  Income from continuing operations before income
    taxes and distributions on preferred securities
    of subsidiary trust                                    $463
  Fixed charges                                            394

    Adjusted income                                        $857



Ratio of income to fixed charges                           2.18